Denmark Bancshares, Inc.

103 E. Main St.

P.O. Box 130

Denmark, WI 54208-0130

Phone: (920) 863-2161

Fax: (920) 863-6159

www.denmarkstate.com

News Release

FOR IMMEDIATE RELEASE: October 30, 2009

CONTACT: John P. Olsen, President and CEO Carl T. Laveck, Executive VP and CCO

Dennis J. Heim, CFO

Jill S. Feiler, Vice President

Phone: (920) 863-2161

Denmark Bancshares, Inc. Reports Third Quarter Income

John P. Olsen, President and CEO of Denmark Bancshares, Inc. ("DBI") and Denmark State Bank, which operates six offices in Brown and Manitowoc County, announced third quarter net income of $380,000, or $3.19 per share, down from $809,000 or $6.80 per share in third quarter 2008. For the nine months ending September 30, 2009, net income was $800,000 compared with $3.0 million in 2008. Return on assets and return on equity for third quarter 2009 were 0.38% and 2.99% respectively, compared to 0.82% and 6.09%, respectively, for the same period one year ago.

The decrease in net income for the quarter was primarily due to an increase of $975,000 in the provision for loan losses. DBI's quarterly provision for loan losses was $1,200,000 compared to $225,000 during the third quarter of 2008. The ratio of allowance for loan losses to total loans was 2.35% at September 30, 2009, compared to 2.11% at December 31, 2008 and 2.18% as of September 30, 2008. "Economic conditions continue to negatively impact the repayment ability of our borrowers as evidenced by the elevated provision expense recognized during the third quarter and throughout 2009," said Chief Credit Officer Carl Laveck. "Management remains committed to identifying credit quality issues and managing our loan portfolio in a proactive manner."

Net charge-offs for the first nine months of 2009 totaled $3 million compared to net charge-offs of $53,724 in the prior year. DBI's ratio of loans over 30 days past due (including nonaccrual loans) to total loans was 5.3% as of September 30, 2009, compared to 5.9% as of year-end and 3.8% one year earlier. DBI's recorded value of real estate acquired in satisfaction of loans was $363,000 at the end of the third quarter, as compared to $1.0 million as of September 30, 2008.

Net interest income for the three months ended September 30, 2009 was $3.6 million compared to $3.7 million during the third quarter of 2008. Non interest income remained stable for the same periods while non interest expense declined from $3.0 million in the third quarter of 2008 to $2.6 million for the third quarter of 2009. The decrease in non interest expense was primarily due to a reduction in write-downs and losses realized on the sale of real estate parcels acquired in satisfaction of loans as well as lower expenses related to salaries and employee benefits.

As of September 30, 2009, DBI's leverage capital ratio remains strong with tier 1 capital to average assets ratio of 13.3% and total capital as percentage of risk-based assets ratio at 18.3% compared to 13.3% and 18.1%, respectively, as of December 31, 2008.

About Denmark Bancshares, Inc.

Denmark Bancshares, Inc., headquartered in Denmark, Wisconsin, is a diversified one-bank holding company.  Denmark State Bank, DBI's subsidiary bank, is an independent community bank that offers six full service banking offices located in the Villages of Denmark, Bellevue, Maribel, Reedsville, Whitelaw and Wrightstown, serving primarily Brown, Kewaunee, Manitowoc and Outagamie Counties.  Denmark State Bank offers a wide variety of financial products and services including loans, deposits, mortgage banking, and investment services.  DBI also extends farm credit through its subsidiary Denmark Agricultural Credit Corporation.

For more information about Denmark State Bank, visit www.denmarkstate.com.

SELECTED FINANCIAL DATA
	Sept 30	Dec 31	Sept 30
(In thousands, except per share data)	2009	2008	2008
Financial Condition (1)
Total Loans (includes loans held for sale)	$299,627	$300,781	$291,867
Allowance for credit losses	7,056	6,356	6,367
Investment securities	61,270	73,031	71,664
Assets	393,151	414,072	393,365
Deposits	291,614	306,001	294,908
Other borrowed funds	48,126	53,265	43,362
Stockholders' equity	51,474	52,227	53,055
Book value per share	$ 432.86	$ 438.69	$ 445.64
Financial Ratios
Average equity to average assets	12.81%	13.27%	13.39%
Tier 1 capital to average assets	13.30%	13.31%	13.39%
Tier 1 capital to risk-weighted assets	17.01%	16.81%	17.40%
Total capital to risk-weighted assets	18.27%	18.07%	18.66%
Allowance for credit losses
to total loans (1)	2.35%	2.11%	2.18%
Non-performing loans to assets	3.73%	3.75%	1.98%
Non-performing loans to allowance for
credit losses (1)	208%	244%	123%
(1) As of the period ending.

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
Operating Results	2009	2008	2009	2008
Interest income	$5,180	$5,935	$16,115	$18,444
Interest expense	1,621	2,233	5,087	7,488
Net interest income	3,559	3,702	11,028	10,956
Provision for credit losses	1,200	225	3,735	550
Noninterest income	482	484	1,427	1,229
Noninterest expense	2,573	3,000	8,319	8,332
Net income	380	809	800	3,033
Net income per share	$3.19	$6.80	$6.72	$25.48
Operating Ratios
Return on average equity	2.99%	6.09%	2.06%	7.67%
Return on average assets	0.38%	0.82%	0.27%	1.02%
Interest rate spread	3.46%	3.48%	3.53%	3.37%